Sub-Item 77I. Terms of New or Amended Securities

DREYFUS INVESTMENT FUNDS

-Dreyfus/The Boston Company Emerging Markets Core Equity Fund ("D/TBCEMCEF")

-Dreyfus/The Boston Company Small/Mid Cap Growth Fund ("D/TBCSMCGF")

-Dreyfus/The Boston Company Small Cap Value Fund ("D/TBCSCVF")

-Dreyfus/Newton International Equity Income Fund ("D/NIEIF")

-Dreyfus/Standish Intermediate Tax-Exempt Bond Fund ("D/SITEBF")

 (collectively, the "Funds")

               At a meeting held on February 13-14, 2013, the Board of Trustees of Dreyfus Investment Funds (the "Trust") approved a proposal to modify the existing front-end sales load waivers applicable to Class A shares to the Funds. These changes, which became effective on April 1, 2013, were reflected in a 497(e) filing with the Securities and Exchange Commission (the "SEC") on March 6, 2013 for the Funds and subsequently in Post-Effective Amendment No. 162 to the Trust’s Registration Statement on Form N-1A, filed with the SEC on June 26, 2013 for D/TBCEMCEF, D/TBCSMCGF, D/TBCSCVF, D/NIEIF and D/SITEBF.